Exhibit 99.1

TRANSACTIONS IN ISSUER SECURITIES DURING THE PAST SIXTY (60) DAYS

BROADWOOD PARTNERS, L.P.

Transaction Date	Nature of Transaction	Price Per Share		Quantity
11/19/25	Open Market Purchase	$26.4164	[1]	309,132
11/20/25	Open Market Purchase	$27.1373	[2]	393,382
11/21/25	Open Market Purchase	$27.8611	[3]	797,486

[1]	This constitutes the weighted average purchase price. The prices range from $25.60 to $26.50. The Reporting Person will provide upon request by the Securities and Exchange Commission staff (the “SEC Staff”), the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each separate price.
[2]	This constitutes the weighted average purchase price. The prices range from $26.56 to $27.35. The Reporting Person will provide upon request by the SEC Staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each separate price.
[3]	This constitutes the weighted average purchase price. The prices range from $27.30 to $28.23. The Reporting Person will provide upon request by the SEC Staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each separate price.